Exhibit 99.1

ULTIMATE ELECTRONICS REPORTS OPERATING RESULTS FOR

ITS FISCAL 2005 SECOND QUARTER ENDED JULY 31, 2004

DENVER, COLORADO, August 26, 2004 — Ultimate Electronics, Inc. (NASDAQ: ULTE) announced today its operating results for the second quarter and six months ended July 31, 2004.

For the second quarter ended July 31, 2004, the company reported a net loss of $16.2 million or $1.09 per share on a basic and diluted basis, compared to a net loss of $1.8 million or $0.12 per share on a basic and diluted basis for the same quarter of the prior year.  Operating loss for the second quarter was $8.8 million compared to an operating loss of $2.9 million for the same quarter of the prior year. Sales for the second quarter were $152.9 million, a 1% decrease from sales of $154.2 million for the same quarter of the prior year.  Comparable store sales were down 9% for the quarter.  Gross profit margin for the second quarter was 32.7% compared to 33.9% for the same quarter of the prior year.  Gross profit margin continued to be impacted by SKU reduction in certain categories, efforts to reduce the amount of product that becomes discontinued and aggressive promotions.  Selling, general and administrative expenses for the second quarter increased as a percentage of sales to 38.5% from 35.8% for the same quarter of the prior year, reflecting the impact of the reduction in comparable store sales (200 basis points), higher costs associated with the operation of the company’s information systems (90 basis points) and a non-cash impairment charge for three under-performing stores (60 basis points), partially offset by cost savings in other areas. Results for the quarter were also negatively impacted by the non-cash reversal of an income tax benefit of $6.9 million. The company believes that under the guidance provided by FAS109, the reversal of the income tax benefit more appropriately represents the company’s tax position. As of July 31, 2004, the availability under our revolving line of credit was $26.3 million.

For the six months ended July 31, 2004, the company reported a net loss of $24.6 million or $1.66 per share on a basic and diluted basis, compared to a net loss of $3.2 million or $0.22 per share on a basic and diluted basis for the same period of the prior year.  Operating loss for the six months ended July 31, 2004 was $21.7 million compared to $5.1 million for the same period of the prior year. Sales for the six months ended July 31, 2004 were $305.3 million, a 2% decrease from sales of $309.9 million for the same period of the prior year.  Comparable store sales were down 10% for the six months ended July 31, 2004.  Gross profit margin for the six months ended July 31, 2004 was 32.1%, compared to 33.3% for the same period in the prior year.  Gross profit margin was impacted by SKU reduction in certain categories, the efforts to reduce the amount of product that becomes discontinued and aggressive promotions.  Selling, general and administrative expenses for the six months increased as a percentage of sales to 39.2% from 34.9% for the same period of the prior year, reflecting the impact of the reduction in comparable store sales (290 basis points), higher costs associated with the operation of the company’s information systems (100 basis points) and a non-cash impairment charge for three under-performing stores (30 basis points). Results for the six months were also negatively impacted by a non-cash reversal of an income tax benefit of $1.8 million. The company believes that under the guidance provided by FAS109, the reversal of the income tax benefit more appropriately represents the company’s tax position.

Second quarter and year-to-date sales by category were as follows:

	Second Quarter Ended		Six Months Ended
Category	7/31/2004	7/31/2003	7/31/2004	7/31/2003
Television/DBS	44%	42%	46%	42%
Audio	18%	18%	18%	18%
Video/DVD	13%	13%	12%	14%
Mobile	9%	11%	9%	10%
Home Office	1%	3%	1%	3%
Other	15%	13%	14%	13%

Commenting on the results, Dave Workman, President and CEO said, “While our operating results for the second quarter and the first half of the year ended July 31, 2004 were below our expectations, we have made progress to date with the implementation of our turnaround strategy, including our initiatives to capitalize on new sales opportunities in the home builder business; to reduce stock outages in an effort to optimize our inventory; to improve our information systems; and to reduce operating costs. We have generated improvements from the first quarter to the second quarter of this year in comparable store sales, gross profit margin and operating results. This progress underlies our belief that we should continue to see improvement in the second half of the fiscal year.

“When we implemented our turnaround strategy, we anticipated that we could generate positive sales and achieve break-even results by the end of the year. Based on our sales performance for the first half of this fiscal year and the first three weeks of August, we now expect weaker sales and to finish the year with a net loss. We believe that our turnaround strategy and the initiatives we have taken to implement that strategy are key to reestablishing our core business. We believe we have and will continue to yield improved financial results from these initiatives. We now expect, however, that our strategy and related initiatives will take longer than originally anticipated to return our company to profitability.

“Our focus continues to be on implementing and fine-tuning our turnaround strategy—enhancing our customer experience, capitalizing on new sales opportunities, improving execution at every level of our business and reducing costs. We believe the amendment of our revolving line of credit and the additional financing we obtained in the form of a term loan in July will provide us with the necessary financial flexibility we need to effectuate our turnaround strategy.

“With the number of initiatives and changes we have implemented, and in light of the uncertain retail environment, we expect that our sales and operating results will remain difficult to predict. As a result, we will not be providing specific sales or earnings guidance for the foreseeable future.”

Ultimate Electronics quarterly earnings conference call (August 26, 2004 at 11:00 a.m. Eastern Time) will be broadcast live on the Internet.  Please visit the Company’s Web site at http://www.ultimateelectronics.com and click on the Investor Relations and Webcast-Live icons.

The statements made in this news release, other than those concerning historical financial information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the company.  These forward-looking statements include statements regarding: effectuating the company’s turnaround strategy and related initiatives; improvement in comparable store sales, gross profit margin and operating results for the second half of the year; expected weaker sales and net loss for the year; reestablishing the company’s core business; timing of the company’s return to profitability; financial flexibility provided by the company’s amended and restated revolving line of credit and new term loan; difficulty in predicting the company’s sales and operating results; and sales and earnings guidance.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: changes in general economic conditions; success of sales promotions and marketing efforts; shifts in merchandise mix; activities of competitors; terrorism and acts of war; consumer acceptance of new technologies; risks associated with the operation of the company’s information systems; and other risk factors identified in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, filed with the Securities and Exchange Commission.  There can be no assurance that future developments affecting the company will be those anticipated by management.  The company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

About Ultimate Electronics, Inc. (NASDAQ: ULTE)

Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 14 states.  The company operates 65 stores, including 54 stores in Arizona, Idaho, Illinois, Iowa, Kansas, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics® and 11 stores in Colorado under the trade name SoundTrack®.  In addition, the company operates Fast Trak Inc., an independent electronics repair company and a wholly owned subsidiary of Ultimate Electronics.  During the past two years, the company received numerous industry awards including Audio Video International’s 2003 “Top 10 Audio/Video Retailer of the Year.”

Ultimate Electronics news releases, quarterly sales and operating results can be found on the Internet on the Company’s Web site at http://www.ultimateelectronics.com or accessed via PR Newswire’s Web site at http://www.prnewswire.com.

Contact:  David A. Carter, Chief Financial Officer, Ultimate Electronics, Inc., 303-801-4025

SELECTED FINANCIAL INFORMATION

(amounts in thousands except share and per share data)

	Quarter ended July 31, 2004 (unaudited)	% of Sales	Quarter ended July 31, 2003 (unaudited)	% of Sales
Sales	$152,923		$154,219
Cost of goods sold	102,879	67.3%	101,983	66.1%
Gross profit	50,044	32.7%	52,236	33.9%
Selling, general & administrative expenses	58,801	38.5%	55,128	35.8%
Loss from operations	(8,757)	(5.7)%	(2,892)	(1.9)%
Interest expense, net	586	0.4%	44	—
Loss before taxes	(9,343)	(6.1)%	(2,936)	(1.9)%
Income tax expense (benefit)	6,887	4.5%	(1,116)	(0.7)%
Net loss	$(16,230)	(10.6% )	$(1,820)	(1.2)%

Loss per share — basic and diluted	$(1.09)		$(0.12)
Shares outstanding — basic and diluted	14,924,467		14,634,482

	Six months ended July 31, 2004 (unaudited)	% of Sales	Six months ended July 31, 2003 (unaudited)	% of Sales
Sales	$305,304		$309,904
Cost of goods sold	207,230	67.9%	206,759	66.7%
Gross profit	98,074	32.1%	103,145	33.3%
Selling, general & administrative expenses	119,759	39.2%	108,288	34.9%
Loss from operations	(21,685)	(7.1)%	(5,143)	(1.7)%
Interest expense, net	1,181	0.4%	89	—
Loss before taxes	(22,866)	(7.5)%	(5,232)	(1.7)%
Income tax expense (benefit)	1,748	0.6%	(1,988)	(0.6)%
Net loss	$(24,614)	(8.1)%	$(3,244)	(1.0)%

Loss per share — basic and diluted	$(1.66)		$(.22)

Shares outstanding — basic and diluted	14,866,380		14,608,050

SUMMARY BALANCE SHEETS

(amounts in thousands)

	July 31, 2004 (unaudited)	January 31, 2004 (audited)
Assets:
Current assets:
Cash and cash equivalents	$2,096	$4,413
Accounts receivable, net	40,042	44,306
Income tax receivable	—	7,975
Merchandise inventories, net	105,167	113,875
Prepaids and other assets	4,978	3,800
Total current assets	152,283	174,369
Property and equipment, net	149,970	158,247
Deferred tax asset	—	806
Other assets	2,609	2,805
Total assets	$304,862	$336,227

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$43,489	$35,330
Accrued liabilities	29,287	35,177
Other current liabilities	243	494
Total current liabilities	73,019	71,001
Revolving line of credit	53,999	63,186
Other long term liabilities	2,824	3,105
Stockholders’ equity	175,020	198,935
Total liabilities and stockholders’ equity	$304,862	$336,227

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